UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

LENSAR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following email was sent to employees of LENSAR, Inc. on March 24, 2025:

TO: All Associates

SUBJ: Alcon intends to acquire LENSAR, Inc.

FROM: TBC/CEO

Dear Colleagues,

I’m excited to announce that we have entered into an agreement through which Alcon, the global leader in eye care, intends to acquire LENSAR. See the press release here.

Attached please find a Q&A to address questions you may have, and a reactive-only statement for customers.

Subject to customary closing conditions, including regulatory approvals and stockholder approval, we would not anticipate the transaction to close until mid-to-late 2025. We will provide more information and communication following deal close.

In the meantime, Alcon and LENSAR will continue to operate independently, as two separate companies, with business as usual. Please do not reach out to Alcon associates until the deal closes.

We look forward to providing more information in the future and thank you for all your continued hard work.

Best regards,

[TBC/CEO]

Forward-looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this communication that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the potential transaction between Alcon and LENSAR and the expected timing thereof. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on Alcon’s and LENSAR’s management’s current expectations, beliefs and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions. The following factors could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect LENSAR or the expected benefits of the proposed merger or that the approval of LENSAR’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the possibility that competing offers or acquisition proposals for LENSAR will be made; (iv) risks that the milestone related to the contingent value rights is not achieved; (v) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require LENSAR to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the merger on LENSAR’s ability to retain and hire key personnel, or its operating results and business generally, (viii) there may be liabilities related to the merger that are not known, probable or estimable at this time or unexpected costs, charges or expenses; (ix) the merger may result in the diversion of management’s time and attention to issues relating to the merger; (x) there may be significant transaction costs in connection with the merger; (xi) legal proceedings may be instituted against LENSAR following the announcement of the merger, which may have an unfavorable outcome; and (xii) LENSAR’s stock price may decline significantly if the merger is not consummated. In addition, a number of other important factors could cause LENSAR’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to those important factors discussed under the heading “Risk Factors” contained in Alcon’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 and in LENSAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, each as filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in such company’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and the Investor Relations section of LENSAR’s website at https://ir.lensar.com and Alcon’s website at investor.alcon.com.

All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, neither Alcon nor LENSAR undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing Alcon’s or LENSAR’s views as of any date subsequent to the date of this press release.

Additional Information

This communication may be deemed solicitation material in respect of the proposed acquisition of LENSAR. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger. LENSAR expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed merger. Investors of LENSAR are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about the Company and the proposed merger. Investors may obtain a free copy of these materials (when they are available) and other documents filed by LENSAR with the SEC at the SEC’s website at www.sec.gov and at LENSAR’s website at https://ir.lensar.com.

Participants in the Solicitation

LENSAR and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of LENSAR’s stockholders in connection with the proposed merger will be set forth in LENSAR’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

The following Q&A was provided to employees of LENSAR, Inc. on March 24, 2025:

Topic: Alcon Intent to Acquire LENSAR, Inc.

Last updated:         24 March 2025

Created by:      Alcon Global Communications

The following is a Q&A to reactively address questions LENSAR, Inc. associates may have on Alcon’s intent to acquire LENSAR, Inc.

Associates Q&A:

Timeline

1. When do I officially become part of Alcon?

•

Subject to customary closing conditions, including regulatory approvals and stockholder approval, the deal will close and LENSAR, Inc. will become a subsidiary of Alcon. The transaction is expected to close in mid-to-late 2025, subject to the foregoing conditions.

2. What changes will take place today?

•	There are no changes today. We will continue to operate as LENSAR and it is business-as-usual until the close.

3. After close, what will change for us day one? Week one? Or over time?

•

Our goal is to make this transition as seamless as possible for you and your customers. There will be much more communication after the deal closes. We understand waiting can be challenging and are committed to transparent communication as soon as possible upon the deal’s closure. In the meantime, Alcon and LENSAR must continue to operate independently as two separate companies.

4. How do you plan to communicate these changes to our customers?

•	Until the deal closes, both Alcon and LENSAR are operating business-as-usual.

5. Can I reach out to the Alcon team?

•	No. Until the deal closes, LENSAR and Alcon are two separate companies. We must continue to operate business-as-usual.

Impact of the Acquisition on LENSAR Common Stock and Equity Awards

6. Can I sell LENSAR shares that I own before the close of the transaction?

•	You may sell shares of LENSAR that you own in accordance with our normal procedures and compliance with LENSAR’s insider trading policy.

7. What happens to LENSAR shares that I own?

•

To the extent you own shares of LENSAR common stock at the closing, each share of LENSAR common stock will be converted at the closing into the right to receive (i) a cash payment (without interest) equal to $14.00, plus one contingent value right (“CVR”) with respect to each share.

8. May I buy and sell Alcon stock between now and closing?

•

You should continue to comply with LENSAR’s insider trading policy and if in possession of any material non-public information with respect to the transaction or otherwise, you should not trade in the stock.

•	Every situation is unique, and you should consult with your personal tax advisor to confirm the tax treatment specific to your personal situation.

9. What is a CVR?

•

A CVR, or Contingent Value Right, a right to receive a possible future payment if certain conditions are satisfied. Here, each CVR entitles the holder to receive $2.75 in cash for each CVR held if (and only if), during the period between January 1, 2026 and December 31, 2027, Alcon achieves 614,000 cumulative global cataract procedures using the LENSAR Laser System and ALLY Robotic Cataract Laser System (the “milestone”).

10. I have LENSAR stock options. What happens to those options now?

•

At the closing of the transaction, any outstanding and unexercised stock options you hold, whether vested or unvested, will be canceled and converted into the right to receive (i) a cash payment (without interest) equal to (A) the product of (1) the excess, if any, of (x) $14.00 over (y) the per share exercise price of such options, and (B) the number of shares subject to such options, plus (ii) one CVR with respect to each share subject to such options.

•	At closing, your stock options will cease to exist. Any payments you receive in respect of your outstanding stock options will be subject to applicable tax withholdings.

•

Example: If immediately prior to closing you held outstanding options exercisable for 1,000 shares with an exercise price of $10.00 per share, you would receive $4,000 (($14.00 – $10.00) x 1,000) upon closing, and 1,000 CVRs. Upon achievement of the milestone that is a condition to any payment under the CVRs, you would receive an additional $2,750 ($2.75 x 1,000) if and at such time as the milestone is timely achieved. Payments will be subject to applicable tax withholdings.

•	Every situation is unique, and you should consult with your personal tax advisor to confirm the tax treatment specific to your personal situation.

11. I have existing restricted stock unit awards and performance stock unit awards. What happens to these awards?

•

At the closing of the acquisition, any outstanding restricted stock unit awards (“RSUs”), whether vested or unvested, will be canceled and converted into the right to receive (i) a cash payment (without interest) equal to (A) the product of (1) $14.00 and (2) the number of shares subject to such RSUs, plus (ii) one CVR with respect to each share subject to such RSUs. After such cancellation, your RSUs will cease to exist.

•

At the closing of the acquisition, any outstanding performance-based restricted stock unit awards (“PSUs”), whether vested or unvested, will be canceled and converted into the right to receive (i) a cash payment (without interest) equal to (A) the product of (1) $14.00 and (B) the target number of shares subject to such PSUs, plus (ii) one CVR with respect to each share subject to such PSUs based on the target number of shares subject to such PSUs. After such cancellation, your PSUs will cease to exist.

•

Example: If immediately prior to closing you held outstanding 1,000 RSUs, you would receive $14,000 (1,000 x $14.00), upon closing. Upon achievement of the milestone that is a condition to any payment under the CVRs, you would receive an additional $2,750 ($2.75 x 1,000) if and at such time as the milestone is timely achieved. Payments will be subject to applicable tax withholdings.

•	Every situation is unique, and you should consult with your personal tax advisor to confirm the tax treatment specific to your personal situation.

12. What happens if I exercise my currently vested stock options before the transaction closes?

•	You may exercise your vested stock options in accordance with our normal procedures for exercising options. You will then be treated as a stockholder of LENSAR.

•	Every situation is unique, and you should consult with your personal tax advisor to confirm the tax treatment specific to your personal situation.

13. What happens if I voluntarily resign prior to the closing of the transaction?

•

If you voluntarily terminate your employment at any time prior to the closing of the transaction, you will not be entitled to any benefits with respect to your unvested equity awards and your unvested equity awards will terminate upon your resignation. However, your vested stock options will remain exercisable for such period of time as may be set forth in your stock option documentation and will remain eligible to be paid out in connection with the transaction if they are vested and have not expired prior to the closing of the transaction.

14. What happens to the current ESPP offering periods?

•

You may have elected to participate in the current offering period under the ESPP. The ESPP will continue to operate in accordance with its terms until the closing; however, if an offering period will not end prior to the closing in accordance with its terms, we will set a final purchase date at least five days prior to the closing date of the transaction, and your accumulated payroll deductions will be used to purchase LENSAR shares one last time prior to the closing.

•

To the extent that shares purchased under the ESPP are outstanding immediately prior to the closing date of the transaction, the shares will be cancelled and exchanged for a right to receive a cash payment in an amount equal to $14.00 per share plus one CVR.

About Alcon

15. Where is Alcon’s headquarters located?

•	Alcon’s headquarters are in Geneva, Switzerland. Their location in Fort Worth, TX is a major operational and innovation hub for Alcon.

16. In what countries does Alcon operate?

•

Alcon’s Surgical and Vision Care products touch the lives of more than 260 million people in over 140 countries each year living with conditions like cataracts, glaucoma, retinal diseases and refractive errors. Alcon has over 25,000 associates in more than 50 countries worldwide.

17. What is Alcon’s purpose statement?

•	Alcon is the global leader in eye care, dedicated to helping people see brilliantly.

18. How is the Alcon business structured?

•

Alcon has two business units—surgical and vision care. Under each of these franchises is a full portfolio of products and services. The surgical franchise includes products in cataract, refractive, retina and glaucoma. The vision care franchise includes contact lenses, contact lens care solutions, and Alcon’s ocular health portfolio includes over-the-counter allergy and dry eye drops and prescription eye drops.

19. Is Alcon going to expand ALLY™ into other countries? If so, when?

•	Additional information will be provided after the deal closes.

20. Is Alcon going to continue to sell ALLY™ in the current countries where it is available?

•	Additional information will be provided after the deal closes.

21. What franchise will ALLY™ be part of at Alcon?

•	Alcon plans to include ALLY™ as part of the surgical franchise.

22. What is Alcon’s ticker on stock exchanges?

•	The ticker is ALC on the NYSE and SIX.

23. Where can I find more information about Alcon?

•	Please visit the Alcon corporate site at Alcon.com.

For Team Responsible for Selling ALLY™ Devices Only

24. My customer wants to know how this acquisition will impact their warrantee/contract/service/something else?

•	Right now, there are no changes. Please continue to operate business-as-usual. We will provide information on any changes following deal close.

25. Can we create a new contract and pricing with a customer? Who on the Alcon side needs to review that?

•

We must continue to operate business-as-usual and therefore you should not reach out to anyone at Alcon. Alcon will not review any LENSAR contracts until after the deal closes. We will provide information on any changes following deal close.

26. If someone calls me about an Alcon topic, who should I reach out to?

•	Please tell them to visit Alcon.com and visit the “contact us” page.

27. My customer needs to report an adverse event (AE) and/or file a complaint – where do I do that?

•	All complaints and AEs need to continue to be reported in accordance with LENSAR existing policies related to such matters.

•	We will provide information on any changes to this process following the deal’s closure.

Please see the approved customer reactive statement to address any customer queries.

# # #

Forward-looking Statements

These materials contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in these materials that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the potential transaction between Alcon and LENSAR, the expected timing, impacts and benefits thereof, and Alcon’s and LENSAR’s operations during the pendency of the transaction. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on Alcon’s and LENSAR’s management’s current expectations, beliefs and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions. The following factors could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect LENSAR or the expected benefits of the proposed merger or that the approval of LENSAR’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the possibility that competing offers or acquisition proposals for LENSAR will be made; (iv) risks that the milestone related to the contingent value rights is not achieved; (v) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require LENSAR to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the merger on LENSAR’s ability to retain and hire key personnel, or its operating results and business generally, (viii) there may be liabilities related to the merger that are not known, probable or estimable at this time or unexpected costs, charges or expenses; (ix) the merger may result in the diversion of management’s time and attention to issues relating to the merger; (x) there may be significant transaction costs in connection with the merger; (xi) legal proceedings may be instituted against LENSAR following the announcement of the merger, which may have an unfavorable outcome; and (xii) LENSAR’s stock price may decline significantly if the merger is not consummated. In addition, a number of other important factors could cause LENSAR’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to those important factors discussed under the heading “Risk Factors” contained in Alcon’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 and in LENSAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, each as filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in such company’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and the Investor Relations section of LENSAR’s website at https://ir.lensar.com and Alcon’s website at investor.alcon.com.

All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, neither Alcon nor LENSAR undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing Alcon’s or LENSAR’s views as of any date subsequent to the date of this press release.

Additional Information

These materials may be deemed solicitation material in respect of the proposed acquisition of LENSAR. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger. LENSAR expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed merger. Investors of LENSAR are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about the Company and the proposed merger. Investors may obtain a free copy of these materials (when they are available) and other documents filed by LENSAR with the SEC at the SEC’s website at www.sec.gov and at LENSAR’s website at https://ir.lensar.com.

Participants in the Solicitation

LENSAR and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of LENSAR’s stockholders in connection with the proposed merger will be set forth in LENSAR’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.